EXHIBIT 99.(c)
Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida
Media Contact: Karen Raihill -- (813) 866-5023

[LOGO OMITTED]
Florida Progress reports increase in earnings


ST. PETERSBURG, FL (January 27, 1997) -- Florida Progress Corporation (NYSE:FPC), parent of Florida Power Corporation, reported 1996 earnings from continuing operations of $250.7 million or $2.59 per share, compared with $238.9 million, or $2.50 a share in 1995.

Florida Power, the largest subsidiary of Florida Progress, earned $232.6 million or $2.40 per share, on revenues of $2.4 billion for the year, compared to earnings of $217.3 million, or $2.27 per share, on revenues of $2.3 billion in 1995. This reflects an increase of 5.7% over 1995 earnings per share.

Residential customer growth of about 2% in 1996 was the primary reason for Florida Power's 2.9% increase in retail energy sales over 1995. Contributing to the increase was higher usage among commercial and industrial customers. Through lower debt balances and preferred stock redemptions, Florida Power's financing costs were reduced $10 million from 1995.

For 1996, Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, had earnings of $27.1 million before a provision for loss on certain coal properties, up 12.9% over 1995 earnings of $24 million. The increase is primarily attributable to an increase in tonnage handled in 1996 by its marine and terminaling services operations. Based on the continuation of depressed market conditions for Central Appalachian low-sulfur coal, Electric Fuels recorded a $25.2 million or $.26 a share after-tax charge to earnings during the fourth quarter for the provision for loss on certain coal properties.

Florida Progress sold its 80% share of Advanced Separation Technologies Incorporated for $56 million and realized an after-tax gain of $23.5 million or $.24 per share. Advanced Separation Technologies is a manufacturer of chemical separation devices headquartered in Lakeland, Florida. It has annual sales of approximately $27 million and 65 employees.

On December 18, 1996, Florida Progress completed the divestiture of Echelon International Corporation, formerly Progress Credit Corporation. As part of the transaction, Florida Progress recorded a $26.3 million after-tax charge to earnings for the write-down certain non-core assets of Echelon International and transaction costs associated with the divestiture.

Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


---------------------------------------------------------------------------------------------------------------

                                              Three Months Ended                     Twelve Months Ended
                                                  December 31                            December 31
                                      ------------------------------          ------------------------------
                                          1996             1995                   1996               1995
                                      --------------  --------------           -------------     ------------
                                      --------------  --------------           -------------     ------------
Revenues                               $774,900,000    $731,100,000           $3,157,900,000   $3,007,800,000
                                      --------------  --------------          --------------    -------------
                                      --------------  --------------          --------------    -------------

Income from continuing operations        45,600,000      46,000,000              250,700,000      238,900,000

Discontinued operations                  (1,300,000)             --              (26,300,000)             --
                                      --------------  --------------          --------------    --------------
Net Income                             $ 44,300,000   $  46,000,000           $  224,400,000    $  238,900,000
                                      ==============  ==============          ==============    ==============
Earnings Per Share (EPS):
Income from continuing operations          $  .47          $  .48                   $2.59              $2.50
Discontinued operations                      (.01)              -                    (.27)                 -
                                           --------        --------               --------            -------
Consolidated                               $  .46          $  .48                   $2.32              $2.50
                                           ========        ========               ========            =======

Average Common
Shares Outstanding                      97,026,036       96,212,060              96,835,632         95,743,072

Current and prior periods reflect the recapitalization of the spin-off company, Echelon International and its associated treatment as discontinued operations.

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